Mail Stop 0308

July 14, 2005


Paul A. Criscillis, Jr.
Chief Financial Officer
National Vision, Inc.
296 Grayson Highway
Lawrenceville, Georgia  30045

      Re: 	National Vision, Inc.
		Form 10-K for the Fiscal Year Ended January 1, 2005 Form 10-Q for the Fiscal Quarter Ended April 2, 2005 File No. 1-16635


Dear Mr. Criscillis:

	We have reviewed your response dated July 11, 2005 to our comment letter dated July 6, 2005. We have completed our review of your Form 10-K and related filings and have no further comments at this time.


Sincerely,



Michael Moran
Branch Chief

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Stanley Works
Form 10-K
Page 1



UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549-0308

         DIVISION OF
CORPORATION FINANCE